SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

                                                         Date of Report (Date of earliest event reported) December 1, 2006

QUEST OIL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-26619	98-0207745
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
2038 Corte Del Nogal, Suite 110
Carlsbad, CA 92011
(Address of principal executive offices)

760-804-8844
(Registrant’s Telephone Number)

_____________________________________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On December 1, 2006 Quest Oil Corporation (“Quest”) entered into a Letter of Intent (the “LOI”) with Endeavor Energy Corporation (“Endeavor”).

Pursuant to the terms of the LOI, Endeavor will acquire from Quest a non-exclusive license of the seismic data obtained from the Acadia North 3D Seismic Data Acquisition Project covering 10 square miles over our main Canadian project, Acadia North (the “Acadia Project”). The licensing fee is Two Hundred and Fifty Thousand Dollars ($250,000 US). Endeavor will pay all costs associated with interpreting the data which will be for internal use only. Quest will retain ownership of all results of the interpretation and internal documents that pertain to the seismic area surveyed.

In addition to the non-exclusive licensing fee, Endeavor will acquire the right to drill and explore the lands associated with the Acadia Project. Pursuant to the LOI, Endeavor has agreed to drill one natural gas well on the lands associated with the Acadia Project within 6 months from the completion of the interpretation of the 3D seismic data and has committed to a minimum drilling capital commitment/expenditure of $1,000,000 US within 12 months from the completion of the interpretation of the 3D seismic data, subject to successful interpretation of the 3D seismic data.

All Canadian properties currently owned by Quest will remain in Quests name, Endeavor will become operator and abide by the CAPL operators guidelines, subject to amendments or modifications that are acceptable to both Quest and Endeavor. Endeavor will be responsible for bearing the costs associated with these properties.

Quest will receive the right to participate in future operations derived from the existing lands owned and or controlled by Quest and any lands acquired, farmed out and/or joint ventured or where Endeavor’s officers, directors, or affiliates receive an economic benefit from the properties covered within the 3D seismic area and 1 mile outside of the surveyed area.

Section 8 - Other Events

Item 8.01 Other Events

On January 10, 2007, Quest received a correspondence from counsel to Mr. W.A. Walker in connection with Quest’s Kansas Shinkle Lease (the “Shinkle Lease”). The Shinkle Lease was purchased from Mr. Walker in a purchase and sale agreement finalized on September 12, 2006. A more detailed description of the purchase and sale agreement can be found in Quest’s Form 8-K filed with the Securities and Exchange Commission on October 17, 2006. Mr. Walker’s January 2007 correspondence claimed a default under the Shinkle Lease whereby Mr. Walker requested Quest reassign the lease back to Mr. Walker. Quest believes there has not been a default under the terms of the Shinkle Lease and has engaged the law firm of Heygood, Orr, Reyes & Bartolomei of Dallas, Texas to investigate Mr. Walker’s claim and take actions to protect the rights of Quest’s shareholders and secured lenders.

On January 11, 2007, Quest received the resignation of Mr. Joseph F. Wallen, former Operations Director for Quest, resigning all position in Quest Oil Corporation effective January 15, 2007. As of January 15, 2007, Mr. Wallen no longer held any employment position in Quest Oil Corporation. In a subsequent telephone conversation with Mr. Wallen on February 19, 2007, Quest became aware of Mr. Wallen’s, intention to interfere with contractual relationships between Quest and certain oil and gas lease holders in Texas (the “Texas Lease Holders”). Mr. Wallen informed Quest that he was in the process of negotiating agreements with the Texas Lease Holders whereby the leases would be transferred from Quest’s name into the possession of B&B Oil Company, an entity Quest believes is beneficially owned and controlled by Mr. Wallen. Quest believes that not only do the Texas Lease Holders not have the legal right to transfer the leases, but that Mr. Wallen has intentionally and maliciously interfered with Quest’s contractual relationships with the Texas Lease Holders. Quest has engaged the law firm of Heygood, Orr, Reyes & Bartolomei of Dallas, Texas to investigate the issue and take actions to protect the rights of Quest’s shareholders and secured lenders.

Section 9 - Financial Statements and Exhibits

    Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits.

Number	Description

10.1	Letter of Intent dated December 1, 2006 by and between Quest Oil Corporation and Endeavor Energy Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

QUEST OIL CORPORATION
/s/	Phillip C. Scott ______________
By:	Phillip C. Scott
Its:	Chief Financial Officer